Exhibit (d)(3)

Suite 300 Park Center I 6100 Oak Tree Boulevard Independence, OH 44131 joel.hawthorne@graftech.com

March 20, 2015

Brookfield Capital Partners LLC

Brookfield Place, Suite 300

181 Bay Street

Toronto, ON M5J 2T3

Attn: Peter Gordon, Managing Partner

peter.gordon@brookfield.com

Facsimile: 416-365-9642

Re:	Confidentiality Agreement

Gentlemen:

In connection with discussions relating to a possible negotiated transaction involving GrafTech International Ltd. (“GrafTech”) and Brookfield Capital Partners LLC ( “BCP”), each of GrafTech or BCP (individually, a “Party” and, collectively, the “Parties”), directly or through its Representatives (as defined below), may in the future request the furnishing of Information (as defined below) by or obtain Information from (in such capacity, the “Requesting Party”) the other Party (in such capacity, the “Providing Party”) or its Representatives.

Each Party agrees, for consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, as follows:

1. The term “Transaction” means a financing transaction or direct or indirect acquisition or business combination of any kind involving GrafTech and BCP, whether by means of a recapitalization, refinancing, share or debt issuance or placement, merger, consolidation, asset sale, share sale, share exchange, exchange offer, tender offer, joint venture, or otherwise.

2. The term “Information” means all information (whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information) relating to the Transaction (including any discussion, offer, submission, negotiation or proposal relating thereto or the possibility or desirability thereof) or to the Providing Party or its subsidiaries or affiliates (including its or their past, present or prospective business, technology and know-how, technical data, intellectual property, operating or production methods or processes, supply or sales methods or processes, sales contacts, sales offer or selling prices, pricing strategies, cost management and capital investment plans, financial condition, financial or business performance, revenues, costs, financing and capital plans, forecasts or projections, assets, liabilities, liquidity, rights, obligations, strategies and plans) that is, on or after the date hereof, furnished by or on behalf of or obtained from the Providing Party or any of its or its affiliates’ parent companies, subsidiaries, associates, related parties, partners, members, directors, officers, employees, representatives (including financial advisors, attorneys and accountants), agents or potential financing sources (collectively, “Representatives”; provided, that only such persons that receive Information from (i) BCP or at the instruction or request of BCP (including Representatives for whom BCP requests access to a data room and Representatives who accompany BCP on GrafTech site visits or

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management presentations or participate in meetings or conferences calls with GrafTech) or (ii) from Representatives described in the preceding clause (i) of this proviso shall be BCP’s Representatives for purposes of this letter agreement; provided further, that BCP shall not allow any technical or technology consultant or expert, or similar person, to become a BCP Representative without the prior written consent of GrafTech. The term “Information” includes: (i) all letters, emails, text messages, recordings, videos and pictures to the extent they contain or reflect any of such information; (ii) all of such information obtained through visual inspection of properties or through meetings; and (iii) all files, books, records, notes, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) prepared by, on behalf of or for the Requesting Party or its Representatives to the extent they contain or reflect any of such information (and the items described in this clause (iii) are collectively called “Analyses”).

The term “Information” does not, however, include information which: (i) is on the date hereof part of the public domain; (ii) becomes after the date hereof part of the public domain other than as a result of a disclosure by the Requesting Party or any of its Representatives where such disclosure constitutes a breach of this letter agreement; (iii) is on the date hereof known by the Requesting Party or any of its Representatives so long as such knowledge is demonstrated by reasonably convincing evidence; (iv) becomes after the date hereof known by the Requesting Party on a nonconfidential basis from a source (other than the Providing Party or any of its Representatives) which, to the knowledge of senior management of the Requesting Party (including, in the case of BCP, the project teams and management of the relevant funds), is not prohibited from disclosing such information to the Requesting Party by a statutory, regulatory, contractual or fiduciary obligation; or (v) is after the date hereof developed by the Requesting Party or any of its Representatives independent of any information furnished by or on behalf of or obtained from the Providing Party or any of its Representatives so long as such independent development is demonstrated by reasonably convincing evidence.

3. For two years from the date hereof, the Requesting Party: (i) will keep all of the Information confidential and will not (except after compliance with paragraph 5), without the Providing Party’s prior written consent, disclose any of the Information in any manner whatsoever; (ii) will not use any of the Information in any manner whatsoever other than in connection with its review, evaluation and pursuit of a negotiated Transaction; and (iii) will not, without the Providing Party’s prior written consent, use any of the Information in connection with any of the activities prohibited by paragraph 11; provided, however, that, notwithstanding the preceding clause (i), Information may be disclosed (x) to (but only to) Permitted Representatives of the Requesting Party (solely in their capacities as such) who need to know such Information for the purpose of reviewing, evaluating or pursuing a negotiated Transaction, are informed in writing by the Requesting Party of the confidential nature and restricted use of such Information and, except as otherwise provided herein, agree to observe the terms of this letter agreement applicable to Representatives (including, for the avoidance of doubt, this paragraph 3 and instructions given pursuant to paragraph 4) or (y) in compliance with paragraph 5. For the avoidance of doubt, GrafTech shall have no obligation to provide Information that constitutes a trade secret, technology, know-how, technical data, patent files, idea files, non-public intellectual property, operating or production methods, techniques or processes, or similar information (collectively “Know How”) unless GrafTech and BCP enter into mutually acceptable confidentiality and restricted use arrangements with respect to such Know How.

The term “Permitted Representatives” means, in the case of GrafTech, its Representatives and, in the case of BCP, Representatives of BCP and its managed affiliated investment funds (collectively, the “PE Funds”) who are prohibited from sharing Information with the Non-PE Affiliates.

The term “Non-PE Affiliates” means affiliates of Brookfield Asset Management, Inc. that are engaged in the business of investing, reinvesting or trading in, or owning, holding or voting securities, as to which

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pre-established ethical barriers between the PE Funds and such affiliates exist and are enforced that are effective and sufficient prevent to sharing information (including Information) between the PE Funds and such affiliates, to prevent concerted activity between the PE Funds and such affiliates and to prevent trading on inside information and other violations of U.S. securities laws, rules and regulations.

The word “negotiated” means a transaction between the Parties that is pursued (and only pursued) privately (and not publicly) unless otherwise agreed in writing by both Parties, without coercion and with the intent and design that it will be consummated pursuant to a mutually agreed definitive written agreement that is approved by the boards of directors of each Party (or, in the case of BCP, the general partners or other governing bodies thereof) prior to execution.

The Requesting Party will and will cause its Representatives to only make that number of copies of Information (whether in written, electronic or other form) that is reasonable for its or their review, evaluation and pursuit of a negotiated Transaction. The Parties will adopt and follow reasonable and appropriate protocols for the disclosure, analysis, retention and disposition of information (including Information) that either Party reasonably deems to be sensitive from an antitrust or securities compliance standpoint. Such protocols may include disclosure of such sensitive information only through outside counsel to the Parties, which counsel shall be directed to adopt procedures to prevent the disclosure of such information of the Providing Party (or any related Analyses from which it would be reasonably foreseeable that such information could be derived) to the Requesting Party or any of its Representatives.

4. Except after compliance with paragraph 5 and without limiting paragraph 3, neither Party will and each Party will instruct its Representatives not to, without the other Party’s prior written consent, disclose to any person, including by way of public announcement: (i) the fact that (a) this letter agreement or the Information exists, (b) information (including Information) of either Party has been, is or may be made available to the other Party or its Representatives concerning the Transaction or for any other purpose not in the ordinary course of business, (c) either Party has been, is or may be evaluating, reviewing or pursuing the Transaction or (d) any discussions, offers, submissions, negotiations or proposals concerning to the Transaction or otherwise involving the Parties not in the ordinary course of business have taken place or been made, are taking place or being made or may take place or be made; or (ii) any other event or circumstance (including the terms, conditions or status) relating to the Transaction, such discussions, offers, submissions, negotiations or proposals, or the possibility or desirability thereof.

5. If the Requesting Party or any of its Representatives is required by applicable law, rule, regulation or legal process to disclose any Information (which, for purposes of this paragraph 5, includes any disclosure of the type described in paragraph 4), the Requesting Party will, to the extent legally permissible, promptly give written notice to that effect to the Providing Party. The phrase “legal process” includes orders of courts or governmental or regulatory authorities, interrogatories, subpoenas and civil investigative demands. The Providing Party shall be entitled to seek a protective order or other appropriate remedy. If the Providing Party seeks such an order or remedy, the Requesting Party will and will cause each of its Representatives to, upon request, use commercially reasonable efforts to cooperate with the Providing Party. Regardless of whether such a protective order or other remedy is obtained, the Requesting Party will and will cause each of its Representatives to furnish only that portion of the Information which, based on the written opinion or advice of qualified internal or outside legal counsel of the Requesting Party, is legally required to be furnished. The Requesting Party shall as promptly as possible (prior to or concurrently with the furnishing of such Information) and to the extent legally permissible give to the Providing Party a copy of such advice or opinion and written notice to the Providing Party of the Information to be so furnished. If such a protective order or other remedy is not obtained, the Requesting Party and each of its Representatives will exercise commercially reasonable efforts to obtain confidential treatment with respect to such Information. If such a protective order or

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other remedy is obtained, the Requesting Party and each of its Representatives will exercise commercially reasonable efforts to furnish such Information only in accordance with and subject to such protective order or remedy. To the extent that the Requesting Party or its Representatives furnish Information in accordance with this paragraph 5, such furnishing will not constitute a breach of this letter agreement.

6. At any time upon the Providing Party’s written request, the Requesting Party will, at its election, either: (i) promptly destroy at its expense all of the Information (in any form other than oral) provided by the Providing Party or its Representatives, together with that portion of Analyses to the extent they contain Information, in each case, in its or its Representatives’ possession (including the originals and all copies) and confirm such destruction in writing to the Providing Party; or (ii) promptly deliver to the Providing Party at its expense all of the Information (in any form other than oral) provided by the Providing Party or its Representatives, together with that portion of Analyses to the extent they contain Information, in each case, in its or its Representatives’ possession (including the originals and all copies); in each case, except that outside counsel of the Requesting Party may retain one copy solely for document retention purposes for evidencing compliance with antitrust and securities laws, the Requesting Party and its Representatives may retain Information to the extent required by law, rule or regulation and the Requesting Party and its Representatives shall not be required to destroy any computer records or files containing Information which have been created pursuant to automatic archiving and back-up procedures which cannot be reasonably deleted. All oral Information will continue to be subject to the terms of this letter agreement.

7. Subject to the next sentence, each Party acknowledges that neither the other Party nor any of the other Party’s Representatives makes any express or implied representation, warranty, guaranty or other commitment as to the accuracy or completeness of any information (including Information) and agrees that none of them will have any liability to the other Party or its Representatives relating to any information (including Information) or for any errors therein, omissions therefrom, use thereof or conclusions derived therefrom (including a determination as to whether to enter into or complete the Transaction). Each Party agrees that it will be entitled to rely on (but solely on) such representations, warranties, covenants and other terms as may be included in the written definitive agreement, if any, with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. Notwithstanding any other provision of this letter agreement to the contrary, nothing contained herein shall be deemed to constitute a waiver of claims for fraud or willful and material misrepresentation with respect to the Information.

8. Each Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by U.S. and other applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information from or about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell such securities. BCP is aware, and will advise its Permitted Representatives who are informed of the matters that are the subject of this letter agreement, that export or re-export of certain technical data furnished by or on behalf of or obtained from GrafTech or any of its Representatives or disclosure thereof may be prohibited by, or require a license under, U.S. or other applicable export laws, rules and regulations. Each Party will and will cause its Representatives to fully comply with such laws, rules and regulations. Neither this letter agreement nor any furnishing of information will constitute or be deemed to constitute the award or grant of any right, license or consent, express or implied, of any kind under any patent, trademark, copyright, trade secret or other intellectual property of any kind or constitute or create a joint venture, partnership, profit sharing arrangement, pooling arrangement or agency arrangement of any kind.

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9. Each Party agrees that all communications, discussions, offers, submissions, negotiations, questions and proposals of any kind regarding the Transaction or the process relating to the Transaction and all requests for additional information, facility tours, management presentations or meetings, or other meetings will be first submitted or directed to a senior executive officer or other Representative of the other Party (in each case, who has been specifically designated by such other Party and who has previously been informed of the matters that are the subject of this letter agreement) and not to any other person. BCP agrees that GrafTech has the right to change the process relating to the Transaction, reject any and all proposals and terminate access to or furnishing of information (including Information) as well as any and all communications, discussions, offers, submissions, negotiations, questions and proposals, at any time and for any reason or no reason. Each Party agrees that, unless and until a written definitive agreement relating to the Transaction has been executed by both Parties (but without limiting obligations hereunder or liability or remedies for breach hereof), neither the other Party nor any of its Representatives will have any liability to such Party or any of its Representatives (or any of its shareholders, lenders, debtholders or creditors) with respect to the Transaction, whether by virtue of this letter agreement, any other expression (whether in written, electronic, oral or other form) with respect to the Transaction, or otherwise.

10. BCP represents that, to its knowledge, as of the date hereof, neither it nor any of the PE Funds or its or their controlled affiliates or subsidiaries is a direct or indirect record or beneficial owner of any common or preferred equity securities or other voting securities of GrafTech, any convertible debt securities of GrafTech or any short interest or derivative instruments with respect any of such securities (collectively, “Securities”); provided, however, that no representation is made with respect to the Non-PE Affiliates, personal holdings of any director, officer or employee, or any qualified employee benefit plan.

11. BCP agrees that, for a period of 18 months from the date hereof (the “Standstill Period”), without the prior written consent of GrafTech, it will not and will not permit any of the PE Funds or its or their controlled affiliates or subsidiaries (excluding Non-PE Affiliates) to, directly or indirectly (including through any of its or their Representatives): (i) offer to acquire, agree to acquire or acquire, by purchase, tender offer or exchange offer, or by merger, consolidation or business combination, or otherwise, (a) any direct or indirect record or beneficial ownership of any Securities, (b) any subsidiaries, plants, lines of business or other assets of GrafTech or any beneficial ownership therein, or (c) entertain offers or proposals to do so or seek to do so; (ii) initiate, make or participate in any solicitation of proxies to vote (including solicitation of written consents) with respect to any Securities, or entertain offers or proposals to do so or seek to do so; (iii) offer to enter into or enter into any agreement, arrangement, understanding or device (including a proxy, voting trust, voting agreement, nominee arrangement or power of attorney) with respect to voting (including the execution or delivery of written consents), or withholding votes or abstaining from voting (including non-execution or non-delivery of written consents), with respect to any Securities, or entertain offers or proposals to do so or seek to do so; (iv) advise or influence any other person with respect to voting (including the execution or delivery of written consents), or withhold votes or abstaining from voting (including non-execution or non-delivery of written consents), with respect to any Securities, or entertain offers or proposals to do so or seek to do so; (v) advise or influence any other person with respect to acquiring, holding or selling, in a tender offer or exchange offer, or otherwise, any Securities, or entertain offers or proposals to do so or seek to do so; (vi) take any action to change, control or influence the management (including the composition of the board of directors) or policies, or to obtain representation on the board of directors, of GrafTech, or entertain offers or proposals to do so or seek to do so; (vii) make any announcement with respect to, submit a proposal for or make any offer as to any Transaction or other extraordinary transaction (including any tender offer, exchange offer, change in control, merger, consolidation, reincorporation, restructuring, reorganization, recapitalization, refinancing, business combination, joint venture, asset sale, asset exchange, liquidation, dissolution, charter or by-law amendment, debt redemption, share repurchase, dividend, distribution, spin-off or split-

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off, or any sale of subsidiaries, plants, lines of business or other assets, or any change in management (including the composition of the board of directors) or policies) involving GrafTech or any of its securities or assets, or entertain offers or proposals to do so or seek to do so; (viii) form, join, assist, encourage or participate in any group relating to any of the foregoing or assist or encourage any other person to take any action relating to any of the foregoing; (ix) enter into or entertain any questions, discussions, negotiations, submissions, understandings or arrangements with any other person or group regarding any of the foregoing; (x) take any action that would require GrafTech to make any public announcement relating to any of the foregoing, or entertain offers or proposals to do so or seek to do so; or (xi) publicly request or propose that GrafTech amend, waive or consider the amendment or waiver of any restriction under this paragraph 11; provided, however, that, notwithstanding anything contained in the preceding provisions of this paragraph 11 to the contrary, during the Standstill Period, (1) BCP may make confidential, nonpublic proposals to the board of directors of GrafTech or a committee thereof for a negotiated Transaction and (2) this paragraph 11 shall not apply to (i) routine trading activities of Non-PE Affiliates so long as BCP shall not have disclosed Information to such persons or (ii) Representatives, except to the extent such Representatives are acting for, on behalf of or in concert with BCP in connection with any action prohibited by this paragraph 11 (for this purpose and the avoidance of doubt, this exception does not apply to any of the PE Funds or its or their controlled affiliates or subsidiaries (excluding Non-PE Affiliates)) . BCP will promptly advise GrafTech of any questions, offers, submissions or proposals made to BCP or, to its knowledge, its affiliates (including through any of its or their Representatives) by any third party with respect to any action prohibited by this paragraph 11.

The provisions of this paragraph 11 shall be inoperative and of no force or effect, and nothing in this letter agreement shall prohibit BCP or its PE Funds or its or their controlled affiliates or subsidiaries from taking the actions otherwise prohibited by this paragraph 11, if GrafTech enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a Competing Transaction.

For purposes of this paragraph 11, (i) “Competing Transaction” means any offer, proposal, inquiry or indication of interest from a person other than BCP or its PE Funds or its or their controlled affiliates or subsidiaries relating to a transaction involving all or substantially of the stock or assets of GrafTech.

12. For a period of 12 months from the date hereof, BCP will not and will not permit any of the PE Funds or its or their controlled affiliates or subsidiaries that have received Information subject to this letter agreement to, directly or indirectly, without GrafTech’s prior written consent, solicit the employment of or employ any senior level employee of GrafTech with whom it has in the future contact or who becomes in the future known to it in connection with the review, evaluation or pursuit of the Transaction; provided, however, that this letter agreement shall not prohibit general solicitations or the advertising of employment opportunities in industry or trade publications and other publications of general circulation or the employment of any individual (i) who contacts them in response to any such general solicitation or advertisement or on such individual’s own initiative or (ii) whose employment has been terminated by GrafTech.

13. Each Party will cause its Representatives to observe the applicable terms of this letter agreement, and each Party will be responsible for any breach of this letter agreement by any of them. Each Party acknowledges that money damages for a breach of this letter agreement by it or any of its Representatives is unlikely to be calculable, that such a breach is likely to cause irreparable harm to the other Party and that remedies at law are likely to be inadequate or insufficient to protect the other Party against any such breach or any threatened breach of this letter agreement by it or any of them. Each Party, on behalf of itself and its Representatives, agrees to the granting of injunctive relief in favor of the other Party in the

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event of any such breach or threatened breach, without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for such a breach or threatened breach, but shall be in addition to all other rights and remedies available at law, in equity or otherwise to the other Party. In the event of litigation relating to this letter agreement wherein a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by a Party, then such Party will reimburse the other Party for all reasonable costs and expenses (including reasonable legal fees and expenses of one outside counsel) incurred in connection with such litigation.

14. All notices required or permitted to be given pursuant to this letter agreement shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), internationally recognized courier service, facsimile or email,1 and shall be addressed to the intended recipient at its address set forth herein or otherwise specifically provided for such purpose. A Party may designate a new address to which such notices shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described herein shall be deemed to have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the mailing label (if transmitted by courier service), the affidavit of the messenger (if transmitted by personal delivery) or the answerback, call back or email receipt (if transmitted by facsimile or email); or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

15. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE LAWS, RULES OR PRINCIPLES OF SUCH STATE REGARDING CONFLICTS OF LAWS). Each Party, on behalf of itself and its Representatives, agrees that any proceeding arising out of or relating to this letter agreement or the breach or threatened breach hereof shall be commenced and prosecuted in a court in the State of Delaware, consents and submits to the non-exclusive personal jurisdiction of any court in such State in respect of any such proceeding, consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted hereunder or by any other means permitted by applicable laws and rules, waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in such State and any claim that it may now or hereafter have that any such proceeding in any court in such State has been brought in an inconvenient forum and WAIVES TRIAL BY JURY IN ANY SUCH PROCEEDING.

16. This letter agreement shall be binding upon the Parties and their respective successors and assigns. This letter agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party. Any assignment of rights or delegation of duties under this letter agreement by a Party without the prior written consent of the other Party shall be void. No assignment of rights or delegation of duties hereunder, or other transfer of rights or duties hereunder by merger, consolidation, operation of law or otherwise, shall relieve the assignor, delegator or transferor of its obligations hereunder. This letter agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to the subject matter hereof.

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17. As used herein: (i) the word “including” shall in all cases be deemed to the followed by the phrase “without limitation;” (ii) the word “person” shall include individuals and corporations, societies, companies, unions, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind and the phrase “board of directors” shall include an equivalent governing body; (iii) subject to clause (iv) below, the words “affiliate,” “associate,” “beneficial owner,” “group,” “proxies” and, in respect of proxies, “solicitation,” and correlative terms, shall have the broadest meanings that they have under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), except that, for purposes of the definition of “beneficial owner,” a person shall be deemed to be the beneficial owner of securities where such person has the right to acquire beneficial ownership at any time by any means, notwithstanding the reference to 60 days in Rule 13d-3(d)(1)(i) under the Exchange Act; (iv) references to an “affiliate” of a person shall also include any group of which it or any of its other affiliates is a member and any other person with whom it or any of them is acting in concert and to a “Party” shall be deem to include its successors; (v) a person who, directly or indirectly, creates or uses any agreement, understanding, arrangement or device for the purpose of denying or preventing beneficial ownership of a security as part of a plan or scheme to evade the requirements of this letter agreement shall be deemed to be the “beneficial owner” of such securities; (vi) a person shall be deemed to be “acting in concert” with another person if such person or any of its affiliates knowingly and intentionally acts (whether or not pursuant to an agreement, arrangement or understanding) in concert or in parallel with such other person toward a common goal relating to the management, governance, control, Securities or assets of a Party; (vii) a “derivative instrument” shall include an option, warrant, swap, exchangeable or other security, instrument or right with a payment, gain or loss mechanism determined in whole or in part in reference to a price related to or the value of shares of a Party or the voting or results of voting of such shares, and any other direct or indirect opportunity to profit from any change in the value of, or from any voting or results of voting of, such shares; and (viii) a person shall be deemed to have a “short interest” in such shares if such person has any direct or indirect opportunity (whether or not pursuant to an agreement, arrangement or understanding) to profit from any decrease in the value of such shares.

18. No addition to, and no cancellation, extension, modification or amendment of, this letter agreement shall be binding upon a Party unless such addition, cancellation, extension, modification or amendment is set forth in a written instrument which expressly states that it adds to, amends, cancels, extend or modifies this letter agreement (and, in relation to paragraphs 7 and 11, specifically refers thereto) and which is executed and delivered on behalf of each Party by an officer of such Party. No waiver of, or agreement under, any provision hereof shall be binding upon a Party unless it is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of such Party. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

19. This letter agreement may be signed in any number of counterparts, each of which shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This letter agreement shall become effective at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this letter agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the Parties. A PDF or facsimile of an original shall be as effective as delivery of such original.

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20. If any provision hereof shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, by a court of competent jurisdiction under any circumstances for any reason, (i) such holding shall not affect or impair the validity, enforceability or legality of the other provisions of this letter agreement and (ii) the Parties shall negotiate in good faith so that such provision shall be reformed (and other provisions shall be added) to the minimum extent necessary to cause such provision to become valid, enforceable and legal and to preserve the benefits intended to be afforded thereby.

21. Notwithstanding anything contained herein to the contrary, each Party and each of its Representatives may furnish, to any person, information as to the tax treatment and tax structure of any transaction discussed by the Parties and their Representatives and all documents of any kind (including tax opinions or other analyses) relating to such tax treatment and tax structure.

22. This agreement shall terminate and be of no further force or effect two years from the date hereof. Termination shall not affect liability for breach prior thereto.

Please confirm that this letter accurately reflects the agreement of the Parties by signing and returning to GrafTech the enclosed duplicate copy of this letter.

Very truly yours,

GrafTech International Ltd.

By:	/s/Joel L. Hawthorne
Name:	Joel L. Hawthorne
Title:	CEO and President

Accepted and agreed as of

the date first above written.

Brookfield Capital Partners LLC

By:	/s/ Dave Gregory
Name:	Dave Gregory
Title:	Vice President

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